PETRIE STORES CORPORATION
                             70 ENTERPRISE AVENUE
                             SECAUCUS, NJ  07094
                                (201) 866-3600

          FOR IMMEDIATE RELEASE

          PETRIE STORES ANNUAL MEETING TO BE HELD DECEMBER 6, 1994;
             SHAREHOLDERS TO VOTE ON SALE OF RETAIL OPERATIONS

               Secaucus, New Jersey, November 3, 1994 -- Petrie Stores Corporation (NYSE: PST) announced today that the date of its Annual Meeting of Shareholders has been changed from December 1, 1994 to December 6, 1994 and that proxy materials relating to the meeting are being sent to its shareholders. The record date, October 31, 1994, for determining shareholders entitled to notice of and vote at the meeting, has not changed.

               At the Annual Meeting to be held on December 6, 1994, Petrie Stores' shareholders will vote on the sale of Petrie Stores' retail operations, the election of directors, and the ratification of auditors. An investor group led by E.M. Warburg, Pincus & Co., Inc. which is purchasing Petrie Stores' retail operations has today executed a bank commitment letter as described below. Subject to the conditions of the bank commitment letter being satisfied and other customary conditions, the closing of the sale of Petrie Stores' retail operations is expected to occur promptly following the December 6, 1994 Annual Meeting.

               Petrie Stores and Toys "R" Us, Inc. (NYSE: TOY) have agreed that Petrie Stores will adjourn the Annual Meeting after these votes and before voting on the proposed exchange with Toys "R" Us and the liquidation of Petrie Stores so that Petrie Stores' shareholders can be provided with the holiday season sales results of Toys "R" Us. Toys "R" Us anticipates issuing its customary holiday season press release on January 3, 1995, and Petrie Stores expects that the Annual Meeting will be reconvened, to on or about January 20, 1995, to vote on the exchange and liquidation.

               In April 1994, Petrie Stores announced that it entered into a definitive agreement with Toys "R" Us to exchange 39.9 million Toys "R" Us common shares and cash for newly issued Toys "R" Us common shares. Toys "R" Us will issue 36.6 million common shares plus common shares having the value of the cash transferred by Petrie Stores to Toys "R" Us. The transaction with Toys "R" Us is conditioned on the disposition of Petrie Stores' retail operations and on Petrie Stores receiving a ruling from the Internal Revenue Service that the transaction will be tax free to Petrie Stores, Toys "R" Us and Petrie Stores' shareholders.

               In August 1994, Petrie Stores announced that it entered into a definitive agreement to sell its retail operations to an investor group led by E.M. Warburg, Pincus & Co., Inc. (which includes Verna Gibson, former President of The Limited Stores, Inc., a division of the Limited, Inc., and members of senior management) for $190 million in cash, to be financed on an all equity basis. The agreement was amended today to provide, among other things, for the waiver of certain conditions to the respective obligations of each party to consummate the sale of the retail operations. As a result, Petrie Stores' obligations are no longer conditioned on the closing of the share exchange transaction with Toys "R" Us. The Warburg investor group has today executed a commitment letter with Chemical Bank and The Chase Manhattan Bank relating to a $250 million senior secured revolving credit facility for the purpose of financing the ongoing working capital needs of Petrie Stores' retail operations.

               This is neither an offer to sell, nor a solicitation of offers to purchase, any securities. Toys "R" Us common shares will be distributed only pursuant to an effective registration statement.

               Petrie Stores is one of the largest women's specialty retailing chains in the country -- with approximately 1700 stores throughout the United States, Puerto Rico, and the U.S. Virgin Islands. The trade names of its stores include Marianne, G&G, Rave, Jean Nicole, Winkleman's, Stuarts, and M.J. Carroll.

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          Contact:  Mary Ann Dunnell
                    (212) 484-6721